Exhibit (j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated December 20, 2013 on the financial statements of Direxion Funds in the Registration Statement (Form N-1A) of Direxion Funds for the year ended October 31, 2013 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 148 under the Securities Act of 1933 (Registration No. 333-28697) and No. 149 under Securities Act of 1940 (Registration No. 811-08243).

/s/ Ernst & Young LLP

New York, New York

February 25, 2014